Exhibit 10.5

LEWISTON SHAVINGS SALES AGREEMENT

THIS LEWISTON SHAVINGS SALES AGREEMENT (this “Agreement”) is entered into by and between Potlatch RetainCo, LLC, a Delaware limited liability company (“Buyer”) and Clearwater Paper Corporation, a Delaware corporation (“Seller”) as of                     , 2008 (the “Effective Date”). (Buyer and Seller are sometimes hereinafter in this Agreement referred to collectively as the “parties”, or individually as a “party”).

RECITALS

A. Seller produces wood shavings (“Shavings”) at its Lewiston, Idaho lumber mill (the “Lewiston Mill”).

B. Buyer operates a particle board facility in Post Falls, Idaho (the “Buyer’s Mill”).

C. Buyer desires to purchase Shavings from Seller, and Seller desires to supply Shavings to Buyer in accordance with terms and conditions set forth in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, the terms and conditions set forth herein, and other good and valuable consideration, the adequacy of which is hereby acknowledged, Seller and Buyer hereby agree as follows:

ARTICLE I

SPECIFICATIONS; AS IS

1.1 Specifications. The Shavings shall be produced by Seller at the Lewiston Mill and shall meet the specifications set forth on attached Exhibit A (the “Specifications”).

1.2 Generally. Seller warrants that it will have at the time of delivery merchantable title to Shavings sold hereunder free and clear of liens and encumbrances. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL SHAVINGS DELIVERED UNDER THIS AGREEMENT ARE WITHOUT ANY WARRANTIES OF ANY KIND WHATSOEVER, INCLUDING WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR ANY STATUTORY WARRANTY.

ARTICLE II

QUANTITIES

During the term of this Agreement, Seller shall sell to Buyer, and Buyer shall purchase from Seller, 100% of the output of Shavings produced at the Lewiston Mill. The parties understand that this Agreement is an output contract only, and does not obligate Seller to produce any specific amount of Shavings. Seller may suspend or curtail its production of Shavings without liability in connection with mill outages, changes in operations, shift reduction, downtime, mill closures, changes in market prices or costs, and other similar events within or outside of Seller’s control.

ARTICLE III

DELIVERY, LOADING AND MEASUREMENT

3.1 Transportation and Measurement. Shavings will be delivered FOB Buyer’s truck at the Lewiston Mill. Buyer shall be responsible for making arrangements for transporting Shavings from the Lewiston Mill and paying the cost of transportation. Seller will maintain appropriate facilities for loading trucks at the Lewiston Mill in substantially their present condition to allow truck drivers to load trucks in accordance with standard industry practice. Buyer shall schedule sufficient trucks to take delivery of Shavings on a regular basis, and in any event remove Shavings before the volume in storage at the Lewiston Mill exceeds customarily available storage capacity.

Seller shall issue a load ticket to Buyer’s hauler for each shipment of Shavings which shall include the date, time, gross and tare weights, species, tractor and trailer license numbers, and driver’s name. Trucks shall be weighed on state certified scales which are maintained in good order and accuracy. Buyer shall determine the percentage of moisture content of Shavings in each load by customary laboratory procedures based upon representative samples. The percentage so determined shall be multiplied by the weight, in pounds, of the load and the product shall be deducted from the total pounds in the load. The remainder shall be divided by 2,000 and the quotient shall constitute the number of bone dry tons or “BDTs” (2,000 pounds of moisture-free fiber) in the load. Copies of the scale tickets and moisture test results shall be sent to Seller. Seller may make test measurements of load weight and moisture content from time to time, at Seller’s expense. If such measurements show that payments need adjustment, up or down, the correction shall be applied to the load measured and the five (5) truckloads of Shavings received by Buyer immediately prior to the load measured. Buyer shall make any compensation adjustments within five (5) days after such adjustment is mutually agreed to.

3.2 Inspection. Buyer shall inspect and sample each load of Shavings after arrival at the receiving facility and shall promptly notify Seller of any failure of the Shavings to conform to the Specifications. If Buyer fails to give such notice with respect to any load within twenty-four (24) hours after arrival at the receiving facility, such load of Shavings will be deemed to conform to the Specifications and Buyer will be deemed to have accepted and shall be obligated to pay for such load.

Whenever Buyer determines as a result of its reasonable inspection that any load of Shavings delivered fails to conform to the Specifications, Buyer shall immediately notify Seller. If Buyer reasonably rejects any such quantity as failing to meet the specifications, Buyer may dispose of the rejected Shavings, in any manner it deems appropriate without any payment therefor to Seller. Freight charges on any rejected Shavings, and any costs incurred by Buyer in disposing of the rejected load shall be Seller’s responsibility, and shall be promptly paid upon billing by Buyer. Title and risk of loss or damage of Shavings shall pass to Buyer when the Shavings are loaded on the truck at the Lewiston Mill for delivery to Buyer.

3.3 Records. Buyer shall keep accurate records of deliveries of Shavings, including weight by truck and the results of moisture tests. Such records shall be retained for at least two years after delivery of Shavings, and shall be available for inspection by Seller at reasonable times after reasonable notice.

ARTICLE IV

PRICE AND PAYMENT

4.1 Prices of Shavings. Prices of Shavings commencing on the Effective Date (the “Initial Price Date”) shall be $        /BDT.

On February 1 of each year, commencing February 1, 2010, the price for Shavings shall be adjusted to reflect the fair market value of wood shavings in Central Idaho considering any market premium for Forest Stewardship Council (“FSC”) certified residuals (the “Shavings Price Reset Date”). The parties shall endeavor to agree on such fair market values no later than ten (10) days prior to the Shavings Price Reset Date. Either party may request that the price for the Shavings shall be determined by arbitration in accordance with Section 4.2.

If the parties do not agree on price for Shavings by the date the first payment for such Shavings delivered after the Shavings Price Reset Date is due, Buyer shall initially pay for such Shavings at the last established price for such Shavings. After the price for Shavings previously delivered is determined by arbitration or by agreement, (i) the price of such Shavings shall be retroactively adjusted back to the relevant Shavings Price Reset Date and (ii) within five (5) days after such determination, an adjustment payment shall be made by Buyer to Seller, or Seller to Buyer, as the case may be, to adjust the price for such Shavings to the price as determined by the arbitrator or the agreement of the parties.

On each May 1, August 1 and November 1 (the “Shavings Adjustment Dates”), the price for Shavings established at the Initial Price Date or most recent Shavings Price Reset Date shall be adjusted by the percentage change in the Applicable Index published immediately prior to the Shavings Adjustment Date from the Applicable Index published immediately prior to the Initial Price Date, if during the first year of the Initial Term, or, thereafter, the most recent Shavings Price Reset Date. For example, if the price of Shavings was established at $75/BDT as of February 1, 2010, Shavings Price Reset Date and the Applicable Index for Shavings published immediately prior to July 1, 2010 was $80/BDT and the Applicable Index published immediately prior to February 1, 2010 was $70/BDT, then the price effective July 1, 2010 would be $85.725/BDT ($80/$70 = 1.143 x $75/BDT = $85.725/BDT).

Seller will provide Buyer notice of any price change at least seven (7) days prior to each Shavings Adjustment Date.

The Applicable Index for Shavings is that published by Wood Resources International, Ltd. in the “North American Wood Fiber Review” for Sawmill Residue Prices—Western U.S., Inland Empire, Shavings (avg).

If the Applicable Index is materially changed or discontinued by the publisher, the parties will meet to select a new index that will accurately reflect the change in the prices of the Shavings. If a replacement index cannot be agreed upon, the selection of a replacement index will be determined by arbitration pursuant to Section 4.2.

4.2 Arbitration. If the parties are unable to agree upon the price for Shavings on any Shavings Price Reset Date, or the selection of a replacement index following a material change or discontinuance of an Applicable Index, the dispute shall be resolved through “baseball arbitration” as follows:

4.2.1. Upon the written notice of either party after reasonable efforts to resolve the dispute (the “Arbitration Notice”), the parties shall jointly name an arbitrator to resolve the dispute. The arbitrator shall be a seasoned wood by-products professional familiar with pricing of Shavings in the Pacific Northwest who has not performed any work as an employee or consultant for either party during the previous five (5) years. If the parties are unable to agree on a single arbitrator within ten (10) days after receipt of the Arbitration Notice, then within five (5) days thereafter, each party shall select its own arbitrator with such qualifications, and the two selected arbitrators shall jointly select the arbitrator with such qualifications who will resolve the dispute. If any party fails to timely select an arbitrator, then the arbitrator selected by the other party shall resolve the dispute. If the two arbitrators selected by the parties are unable or unwilling to select an arbitrator to resolve the dispute within ten (10) days, then either party may petition the District Court in Lewiston, Idaho to select the arbitrator.

4.2.2. Once an arbitrator has been selected, each of the parties shall provide the arbitrator with (i) such documents, evidence and other information as may be desirable to inform the arbitrator of the background and relevant facts of the dispute, and (ii) a proposed final decision on the matters in dispute (the “Proposed Decision”). Upon evaluating all of the documents, evidence and other information provided by the parties, the arbitrator shall render a decision on the dispute by accepting in whole one party’s Proposed Decision. If the dispute is a pricing dispute, the arbitrator shall accept the Proposed Decision that most closely reflects the then fair market value of Shavings, considering any premium for FSC certified Shavings. If the dispute relates to the selection of a replacement index, the arbitrator shall accept the Proposed Decision which most accurately reflects changes in the market for Shavings. Provided that the arbitrator has made a decision solely by selecting the Proposed Decision of one of the parties, the arbitrator’s determination shall be conclusive and binding on the parties.

4.2.3. The fees of the arbitrator(s) shall be paid by the party whose Proposed Decision is not selected by the arbitrator. The prevailing party in such arbitration shall be entitled to recover its reasonable attorney fees and costs in connection with the arbitration from the other party.

4.3 Payment. Payment for Shavings delivered between the 1st and 15th day of the month shall be made by the 25th day of the month. Payment for Shavings delivered between the 16th and the end of the month shall be made by the 10th day of the following month. Payments not made when due shall accrue interest at the rate of 18% per annum (but in no event higher than the maximum rate permitted by applicable law). Each payment shall be accompanied by a detailed statement setting forth the calculation of the payment. If any Shavings are lost or destroyed after title has passed but before Buyer has determined the BDT content of such Shavings, payment for the same shall be made on the 15th day of the month following such loss or destruction based upon the Buyer’s reasonable estimate of the amount lost or destroyed and the average moisture content of deliveries during the 48 hour period prior to such loss or destruction.

ARTICLE V

TERM

This Agreement shall have a term of five (5) years commencing on the Effective Date, and terminating automatically at 11:59:59 p.m. (Pacific Time), on the fifth anniversary of the Effective Date (the “Initial Term”), unless terminated earlier in accordance with its terms, or extended in accordance with the express terms of this Section 5. The Term of this Agreement may be extended for one five (5) year extension term commencing immediately upon expiration of the Initial Term upon written notice (the “Extension Notice”) by either party (the “Extending Party”) to the other party (the “Counterparty”) at least six (6) months prior to the termination date of the current Term; provided, however, that the Counterparty may, in its sole and absolute discretion, decline to extend the Term of this Agreement by providing written notice to the Extending Party within ninety (90) days after the Counterparty receives the Extension Notice, in which event the Term shall automatically expire at the end of the Initial Term. The Initial Term and the extension term are sometimes referred to in this Agreement as the “Term.”

In the event Buyer ceases operations at the Buyer’s Mill, then this Agreement shall terminate. For the purposes of the prior sentence, ceasing operations at Buyer’s Mill does not include by reason of fire, flood, riots, civil commotion, war, labor strikes or work stoppages, embargoes, weather conditions or restrictions under environmental laws, epidemics or acts of sabotage or any other such cause or causes (whether or not of a similar nature) beyond the reasonable control of Buyer (each of the foregoing a “Force Majeure Event”), provided such cessation does not continue beyond ninety (90) days. If the cessation of operations because of a Force Majeure Event does continue beyond such period, this Agreement will be deemed to have terminated as of the 90th day after such event.

ARTICLE VI

ADDITIONAL PROVISIONS

6.1 Notices. Any notice required or permitted to be issued or given under this Agreement shall be made by one of the following methods: (a) fax transmittal; (b) personal delivery; or (c) delivery by certified mail, return receipt requested or national overnight courier service (e.g. Federal Express, UPS, DHL), all at the address or number listed below.

If to Seller:	2200 Railroad Avenue St. Maries, ID 83861 Fax: 208-245-2585 Attn: Manufacturing Manager

With a copy to:	Potlatch Corporation 601 West First Avenue, Suite 1600 Spokane, WA 99201 Fax: 509-835-1561 Attn: General Counsel

If to Buyer:	Clearwater Paper Corporation 805 Mill Road – P.O. Box 1388 Lewiston, ID 83501 Fax: 208-799-1918 Attn: Fiber Supply Manager

With a copy to:	Clearwater Paper Corporation 601 West Riverside Avenue, Suite 1100 Spokane, WA 99201 Fax: Attn: General Counsel

Notices given by fax transmittal shall be effective upon electronic confirmation of delivery. Notices given by personal delivery shall be effective upon actual delivery. Notices given by certified mail shall be effective three (3) business days after deposited in the US mails, postage prepaid. Notices given by national overnight services shall be effective two (2) business days after delivery to such courier service, fees prepaid.

A party may change the fax and/or address for notice by giving notice of the change, in writing, in accordance with this Section.

6.2	Assignment.

This Agreement may not be assigned in whole or in part without the prior written consent of the nonassigning party, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing:

(a) In the event of a sale or transfer of substantially all of the assets comprising the Lewiston Mill, Seller shall assign this Agreement to the acquirer. Seller will be released from any liability under this Agreement arising after such assignment upon Buyer’s receipt of an assumption agreement, in a form reasonably acceptable to Buyer, executed by the acquirer of the Lewiston Mill.

(b) In the event of a sale or transfer of substantially all of the assets comprising the Buyer’s Mill, Buyer shall assign this Agreement to the acquirer. Buyer will be released from any liability under this Agreement arising after such assignment upon Seller’s receipt of an assumption agreement, in a form reasonably acceptable to Seller, executed by the acquirer of the Buyer’s Mill.

(c) Either party may assign any or all of its rights and interests hereunder, or delegate any or all of its obligations hereunder to one or more of its affiliates.

Except as provided in Section 6.2(a) and (b), no assignment shall relieve the assigning party from its liability under this Agreement.

6.3 Default. If either party should fail or neglect to perform or observe any of its covenants or obligations contained herein, and such default shall continue for thirty (30) days or more after written notice of such failure or neglect shall be given by the other party, or if a bankruptcy or receivership proceeding, voluntary or involuntary, should be commenced against a party, or if assignment of a party’s property shall be made for the benefit of creditors, then in any of such events the other party may, by written notice, terminate this Agreement. Such termination shall not relieve the defaulting party from liability for damages (subject to the limitations below). NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE FOR INDIRECT OR CONSEQUENTIAL DAMAGES, LOST PROFITS OR PUNITIVE DAMAGES. Except as provided in the previous sentence, it is agreed that the remedies given herein are not exclusive and are without prejudice to any other remedy available, and that in addition thereto the parties hereto shall have all other remedies expressly set forth in this Agreement or that are available at law or in equity.

6.4 Integration. This Agreement constitutes the entire agreement and understanding between the parties concerning the subject matter hereof, and supersedes and replaces all prior negotiations, proposed agreements and agreements, written or oral, relating thereto except as expressly set forth herein. There are no promises, statements, covenants, representations, or warranties, expressed or implied, oral or written, about the subject matter of this Agreement that are not contained herein.

6.5 Choice of Law. The parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of Idaho without reference to its rules governing conflict of laws.

6.6 Attorney Fees. If a party to this Agreement files an action in any court or other forum (including in or in connection with any bankruptcy proceeding) to enforce compliance with any term of this Agreement or to allege a breach thereof against the other party, the prevailing party in that action shall be entitled to recover all reasonable attorneys’ fees, costs and any necessary disbursements incurred therein, including, without limitation, expert witness fees, deposition costs, court clerk fees, service fees, and printing costs, in addition to any other relief to which the party may be entitled at trial or upon appeal.

6.7 No Third Party Beneficiaries. This Agreement creates no rights in favor of any third party not a party to this Agreement.

6.8 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

6.9 Amendments; Modifications; Waiver. Neither this Agreement nor any term or provision thereof may be waived, modified, or amended, except by a written agreement signed by the party against whom the waiver, modification, or amendment is sought, and even then, only to the extent set forth in such written instrument. The failure of either party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement nor any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other subsequent breach or non-compliance. No waiver of any provision of this Agreement shall be effective unless made in writing by the party against which the waiver is to be effective

6.10 Construction. The parties to this Agreement have participated fully in its negotiation and preparation, with benefit of legal counsel, and accordingly, the Agreement shall not be more strictly construed against either one of the parties. Section headings used in this Agreement are for ease of reference only and shall have no bearing on the interpretation or construction of any provisions of this Agreement.

6.11 Counterparts. This Agreement may be executed in counterparts, each of which is deemed to be an original, but all of which together shall constitute one and the same instrument. Delivery of an executed signature page to this Agreement by facsimile or electronic transmission shall be as effective as delivery of a manually signed counterpart thereof.

[Signature page follows]

THIS LEWISTON SHAVINGS SALES AGREEMENT is executed by Buyer and Seller as of the date first hereinabove set forth.

BUYER:	Potlatch RetainCo, LLC, a Delaware limited liability company

By:
Name:
Title:

SELLER:	Clearwater Paper Corporation, a Delaware corporation

By:
Name:
Title:

EXHIBIT A

Size

Less than 3 inches in length.

Moisture Content

Moisture content no greater than 18%.

Contaminants

Less than 1% foreign objects, including inorganic dirt, char, decayed wood and other foreign matter.

Exhibit A